AMERICAN ONCOLOGY RESOURCES, INC.
                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

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
                                                                         THREE MONTHS                  NINE MONTHS
                                                                       ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                                                                 -----------------------------  ----------------------------
                                                                      1998           1997           1998           1997
                                                                 --------------  -------------  -------------  -------------
NET INCOME                                                       $       7,448   $      5,910   $     22,211   $     16,701
                                                                 ==============  =============  =============  =============
OUTSTANDING AT END OF PERIOD:
     Shares of Common Stock                                             32,692         29,014         32,692         29,014
     Commitments to issue Common Stock at specific future dates         16,326         16,815         16,326         16,815
     Treasury Stock                                                     (1,022)             -         (1,022)             -
     Effect of weighting                                                   634           (178)           444           (592)
                                                                 --------------  -------------  -------------  -------------

Total shares used in per share calculation - basic                      48,630         45,651         48,440         45,237
                                                                 ==============  =============  =============  =============
Net income per share - basic                                     $        0.15   $       0.13   $       0.46   $       0.37
                                                                 ==============  =============  =============  =============
ASSUMING FULL DILUTION:
     Outstanding per above                                              48,630         45,651         48,440         45,237
     Options to purchase Common Stock                                    5,611          5,817          5,611          5,817
     Effect of weighting and treasury stock method                      (4,315)        (3,193)        (3,999)        (3,022)
                                                                 --------------  -------------  -------------  -------------
Total shares used in per share calculation - diluted                    49,926         48,275         50,052         48,032
                                                                 ==============  =============  =============  =============
Net income per share - diluted                                   $        0.15   $       0.12   $       0.44   $       0.35
                                                                 ==============  =============  =============  =============
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